CERTIFICATE OF DESIGNATION

                                       OF

             SERIES C $100 REDEEMABLE 9% CONVERTIBLE PREFERRED STOCK

                                       OF

                         TANGIBLE ASSET GALLERIES, INC.

     The Board of Directors (the "Board") of Tangible Asset Galleries, Inc. (the "Corporation"), a corporation organized under the laws of the State of Nevada, pursuant to authority conferred upon the Board, adopted the following resolution authorizing the creation and issuance of 7,000 shares of Series C $100 Redeemable 9% Convertible Preferred Stock:

     RESOLVED, that pursuant to authority expressly granted to and vested in the Board by the Articles of Incorporation, as amended, of the Corporation, the Board hereby creates 7,000 shares of Series C $100 Redeemable 9% Convertible Preferred Stock of the Corporation and authorizes the issuance thereof, and hereby fixes the designation, preferences, relative, participating, optional and other special rights, and qualifications, limitations or restrictions thereof or thereon (in addition to the designation, preferences and relative, participating and other special rights, and the qualifications, limitations or restrictions thereof or thereon, set forth in the Articles of Incorporation, as amended, of the Corporation, which are applicable to the preferred stock, if any) as follows:

1. Designation. The series of preferred stock shall be designated and known as "Series C $100 Redeemable 9% Convertible Preferred Stock" (the "Series C Preferred Stock"). The number of shares constituting the Series C Preferred Stock shall be 7,000. Each share of the Series C Preferred Stock shall have a stated value equal to $100 (the "Stated Value").

2. Conversion Rights. The Series C Preferred Stock shall be convertible into the $0.001 par value common stock of the Corporation (the "Common Stock") as follows:

a. Optional Conversion. Subject to and upon compliance with the provisions of this Section 2, a holder of shares of the Series C Preferred Stock (a "Holder") shall have the right at such Holder's option at any time, to convert any of such shares of the Series C Preferred Stock held by such Holder into fully paid and non-assessable shares of the Common Stock at the then Conversion Rate (as defined herein).

b. Conversion Rate. The number of shares of the Common Stock into which each share of the Series C Preferred Stock is convertible into shall be calculated by dividing the Stated Value by $0.22 (as adjusted from time to time pursuant hereto, the "Conversion Price"; the conversion rate so calculated, the "Conversion Rate"), subject to adjustment as set forth in Section 2(e) hereof.

c. Mechanics of Conversion. A Holder may exercise the conversion right specified in Section 2(a) by giving 7 days' written notice to the Corporation, that such Holder elects to convert a stated number of shares of the Series C Preferred Stock into a stated number of shares of the Common Stock, and by surrendering the certificate or certificates representing the Series C Preferred
     Stock to be converted, duly endorsed to the Corporation or in blank, to the Corporation at its principal office (or at such other office as the Corporation may designate by written notice, postage prepaid, to all Holders) at any time during its usual business hours, together with a statement of the name or names (with addresses) of the person or persons in whose name or names the certificate or certificates for the Common Stock shall be issued.

d. Conversion Rate Adjustments. The Conversion Rate shall be subject to adjustment from time to time as follows:

1. Consolidation, Merger, Sale, Lease or Conveyance. In case of any consolidation with or merger of the Corporation with or into another corporation, or in case of any sale, lease or conveyance to another corporation of the assets of the Corporation as an entirety or substantially as an entirety, each share of the Series C Preferred Stock shall after the date of such consolidation, merger, sale, lease or conveyance be convertible into the number of shares of stock or other securities or property (including cash) to which the Common Stock issuable (at the time of such consolidation, merger, sale, lease or conveyance) upon conversion of such share of the Series C Preferred Stock would have been entitled upon such consolidation, merger, sale, lease or conveyance; and in any such case, if necessary, the provisions set forth herein with respect to the rights and interests thereafter of such Holder of the shares of the Series C Preferred Stock shall be appropriately adjusted so as to be applicable, as nearly as may reasonably be, to any shares of stock or other securities or property thereafter deliverable on the conversion of the shares of the Series C Preferred Stock.

2. Stock Dividends, Subdivisions, Reclassification, or Combinations. If the Corporation shall (i) declare a dividend or make a distribution on the
Common Stock in shares of the Common Stock, (ii) subdivide or reclassify the outstanding shares of the Common Stock into a greater number of shares, or (iii) combine or reclassify the outstanding shares of the Common Stock into a smaller number of shares, at a price which is less than the Conversion Price; the Conversion Price in effect at the time of the record date for such dividend or distribution or the effective date of such subdivision, combination, or reclassification shall be proportionately adjusted so that the Holder of any shares of the Series C Preferred Stock surrendered for conversion after such date shall be entitled to receive the number of shares of the Common Stock that he would have owned or been entitled to receive had such shares of the Series C Preferred Stock been converted immediately prior to such date. Successive adjustments in the Conversion Rate shall be made whenever any event specified above shall occur.

3. Issuances of Securities. If the Corporation shall (i) sell or otherwise issue shares of the Common Stock at a purchase price per share less than the Conversion Price, or (ii) sell or otherwise issue the Corporation's securities which are convertible into or exercisable for shares of the Corporation's Common
     Stock at a conversion or exercise price per share less than the Conversion Price, then immediately upon such issuance or sale, the Conversion Price shall be adjusted to a price determined by multiplying the Conversion Price immediately prior to such issuance by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such issuance or sale (excluding shares held in the treasury), plus the number of shares of Common Stock that the aggregate of the amounts of all consideration received by the Corporation for such issuance or sale would purchase at such Conversion Price; and the denominator of which shall be the number of shares of the Common Stock outstanding immediately prior to such issuance plus the number of the additional shares to be issued at such issuance or sale.

4. Excluded Transactions. No adjustment to the Conversion Price shall be required under this Section 2(e) in the event of any of the following excluded transactions: (i) shares of the Common Stock and/or securities convertible into or exercisable for shares of the Common Stock to be issued pursuant to strategic arrangements, which shares or convertible securities are issued at a price per-share and/or an exercise or conversion price of less than the then applicable Conversion Price, or (ii) the issuance of shares of the Common Stock by the Corporation upon the conversion or exercise of or pursuant to any outstanding stock options or stock option plan now existing or hereafter approved by the stockholders which stock options have an exercise or conversion price per share of less than the then applicable Conversion Price.

f. Approvals. If any shares of the Common Stock to be reserved for the purpose of conversion of shares of the Series C Preferred Stock require registration with or approval of any governmental authority under any Federal or state law before such shares may be validly issued or delivered upon conversion, then the Corporation will in good faith and as expeditiously as possible endeavor to secure such registration or approval, as the case may be.
If, and so long as, the Common Stock into which the shares of the Series C Preferred Stock are then convertible is listed on any national securities exchange, the Corporation will, if permitted by the rules of such exchange, list and keep listed on such exchange, upon official notice of issuance, all shares of such Common Stock issuable upon conversion.

g. Valid Issuance. All shares of the Common Stock that may be issued upon conversion of shares of the Series C Preferred Stock will upon issuance be duly and validly issued, fully paid and non-assessable and free from all taxes, liens and charges with respect to the issuance thereof, and the Corporation shall take no action that will cause a contrary result; provided, however, the Corporation shall not be obligated to pay any transfer taxes resulting from any transfer requested by any Holder in connection with any such conversion or any taxes based upon a stockholder's income.

3.     Liquidation.

a. Liquidation Preference. In the event of liquidation, dissolution or winding up of the Corporation (each a "Liquidation Event"), a Holder of the Series C Preferred Stock shall be entitled to receive, before any distribution of assets shall be made to the holders of the Common Stock, but after the liquidation preference of the Series A $5.00 convertible preferred stock and after the liquidation preference of the Series B $1.00 convertible preferred stock, an amount equal to the Stated Value per share of the Series C Preferred Stock held by such Holder (the "Liquidation Pay Out"). After payment of the Liquidation Pay Out to each Holder and the payment of the respective liquidation preferences of the other preferred stock of the Corporation, other than the Series A convertible preferred stock and the Series B convertible preferred stock, pursuant to the Corporation's Articles of Incorporation, as amended, and Certificates of Designation, each such Holder shall be entitled to share with the holders of the Common Stock the remaining assets of the Corporation available for distribution to the Corporation's stockholders.

b. Ratable Distribution. If upon any liquidation, dissolution or winding up of the Corporation, the net assets of the Corporation to be distributed among the Holders shall be insufficient to permit payment in full to the Holders, then all remaining net assets of the Corporation after the provision for the payment of the Corporation's debts and distribution to any stockholders senior to the Holders in liquidation preferences shall be distributed ratably in proportion to the full amounts to which they would otherwise be entitled to receive among the Holders.

4. Mandatory Redemption. Notwithstanding any other provision contained herein, on and as of December 31, 2004 (the "Redemption Date"), the Corporation shall pay in cash to the Holders as of the Redemption Date the Stated Value for each share of the Series C Preferred Stock outstanding as of the Redemption Date and such stock shall be retired by the Corporation as of the Redemption Date and of no further force or effect. If the Company does not make payment to the Holders on the Redemption Date, the Corporation shall, for each share of the Series C Preferred Stock outstanding as of the Redemption Date, issue to the Holders a warrant to purchase Four (4) shares of the Common Stock at an exercise price per share equal to 25% of the then applicable Conversion Price with an exercise period of five (5) years from the Redemption Date.

5. Voting Rights. Except as otherwise required under the laws of the State of Nevada, the Holders of the Series C Preferred Stock shall be entitled to vote at any meeting of stockholders of the Corporation (or any written actions of stockholders in lieu of meetings) with respect to any matters presented to the stockholders of the Corporation for their action or consideration. For the purposes of such stockholder votes, each share of the Series C Preferred Stock shall be entitled to such number of votes as represented by 454 shares of the Common Stock. Notwithstanding the foregoing, so long as any shares of the Series C Preferred Stock remain outstanding, the Corporation shall not, without first obtaining the approval of the holders of at least a majority of the then outstanding shares of the Series C Preferred Stock (i) alter or change the rights, preferences or privileges of the Series C Preferred Stock as outlined herein, or (ii) create any new class of series of capital stock having a preference over the Series C Preferred Stock as to the payment of dividends or the distribution of assets upon the occurrence of a Liquidation Event ("Senior Securities"), or (iii) alter or change the rights, preferences or privileges of any Senior Securities so as to adversely affect the Series C Preferred Stock.

6. Dividends. The Holders shall be entitled to receive dividends in cash at the annual rate of 9%. Such dividend is payable to Holders of record on each of September 30, December 31, March 31, and June 30 (each such date is the "Record Date") for so long as any share of the Series C Preferred Stock shall be outstanding on such Record Date. Payment of such dividend shall be made as soon as practicable following the Record Date, but in no event more than thirty (30) days following the Record Date ("Dividend Payment Date"). If any such dividend is paid after the Dividend Payment Date, the Corporation shall issue to the Holders, for each share of the Series C Preferred Stock, a warrant to purchase one share of the Common Stock at an exercise price per share equal to 50% of the then applicable Conversion Price with an exercise period of five (5) years from the Dividend Payment Date.

7. No Preemptive Rights. No Holder of the Series C Preferred Stock, whether now or hereafter authorized, shall, as such Holder, have any preemptive right whatsoever to purchase, subscribe for or otherwise acquire, stock of any class of the Corporation nor of any security convertible into, nor of any warrant, option or right to purchase, subscribe for or otherwise acquire, stock of any class of the Corporation, whether now or hereafter authorized.

8. Exclusion of Other Rights. Except as may otherwise be required by law, the shares of the Series C Preferred Stock shall not have any preferences or relative, participating, optional or other special rights, other than those specifically set forth in this resolution (as such resolution may be amended from time to time) and in the Corporation's Articles of Incorporation, as amended. The shares of the Series C Preferred Stock shall have no preemptive or subscription rights.

9. Headings of Subdivisions. The headings of the various subdivisions hereof are for convenience of reference only and shall not affect the interpretation of any of the provisions hereof.

10. Severability of Provisions. If any right, preference or limitation of the Series C Preferred Stock set forth in this Certificate (as such Certificate may be amended from time to time) is invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, all other rights, preferences and limitations set forth in this Certificate (as so amended) which can be given effect without the invalid, unlawful or unenforceable right, preference or limitation shall, nevertheless, remain in full force and effect, and no right, preference or limitation herein set forth shall be deemed dependent upon any other such right, preference or limitation unless so expressed herein.

11. Status of Reacquired Shares. Shares of the Series C Preferred Stock which have been issued and reacquired in any manner shall (upon compliance with any applicable provisions of the laws of the State of Nevada) have the status of authorized and unissued shares of the Series C Preferred Stock and may be re-designated and reissued.

                        (SIGNATURE ON THE FOLLOWING PAGE)

     IN WITNESS WHEREOF, the Corporation has caused this Certificate to be signed in its name and on its behalf by its Chief Executive Officer and attested to this third day of April 2002.


                         TANGIBLE  ASSET  GALLERIES,  INC.

                         By:  /s/  Silvano  DiGenova
                         Silvano  DiGenova
                         Secretary